EcoSmart HVAC Coatings beginning to penetrate Central and South American Markets

LAKE PARK, FL, March 15, 2019 (GLOBE NEWSWIRE) -- EcoSmart Surface & Coating Technologies (EcoSmart) (OTC: FIND) announced today that its international distribution and licensee partner for its HVAC industrial coatings vertical, Caribbean Energy Solutions, LLC (“Caribbean”), has recently achieved certain meaningful milestones in the development of its business, all of which are expected to contribute significantly in a positive way to EcoSmart’s 2019 revenue and results of operations.  Specifically, EcoSmart is pleased to report that Caribbean, based in San Juan, Puerto Rico, has accomplished the following over the past approximately six months:

  established an office presence in Monterrey, Mexico for purposes of managing certain administrative and logistical operations;
  established vendor relationships with each of Trane, Daikin, Carrier InterAmerica, Panasonic and Hisense for purposes of administering coatings services on their HVAC units and distributing EcoSmart HVAC product;
  established and put into operation a mobile coating service to meet increasing demand for onsite coatings applications at industrial manufacturing facilities in Monterrey, Mexico as well as distribution hubs in Cancun, Mexico;
  conducted sales training seminars focused on the benefits of, and marketing strategies related to, our EcoSmart HVAC coatings for more than 60 Trane sales personnel at a facility operated by Trane Mexico, Trane’s largest distributor in Latin America; and
  conducted HVAC coating application training for Trane personnel so that coating can take place at the factory.

In addition to these developments, Caribbean also conducted a similar sales training seminar on March 5, 2019 for the sales staff of Carrier InterAmerica, which boasts a distribution network throughout 35 countries.  In the next 90 days, and beyond the mobile coating applications fleet, Caribbean plans on opening a coating facility of its own to service customer demand in both Monterrey and Cancun.

Asked to comment on these recent developments, Steven Malone, EcoSmart’s chief executive officer had this to say: “We’re very enthused by the progress being made by our Caribbean Energy partners.  We had high hopes for how this group would perform in helping us build out our HVAC coatings business, and we’re delighted to report that they’re far exceeding those.  Our relationship with this group is developing into what we see will become very significant over time.  They’re aggressive, but careful, and focused, but wide-eyed.  We’re impressed by what we’ve seen, and both proud and excited to be distributing through such a competent organization.”

About EcoSmart Surface & Coating Technologies (Findex.com, Inc.)

Headquartered in Lake Park, Florida, the Company is a developer, manufacturer, and marketer of a proprietary line of specialty industrial glass-ceramic based smart surface coatings materials that have a broad range of industrial, commercial, and consumer applications. The Company’s line of products center on a technology that, either on its own or when coupled with any of an array of available proprietary formula additives, offers a unique combination of beneficial surface properties that allow for a broad array of multi-surface and end-product applications. Among others, such applications include:

  Hardscapes, concrete, pavers, stone
  Interior floors of all types
  Heavy machinery, equipment and infrastructure throughout each of the construction, oil and gas, and mining industries
  Marine industry, vessels and infrastructure
  Industrial and Residential HVAC equipment, commercial refrigeration systems, and power generators

For more information please visit http://www.ecosmartsurfaces.com

Forward-Looking Statements

The statements in this press release constitute forward-looking statements within the meaning of federal securities laws.  Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Potential risks and uncertainties include, but are not limited to, long-term product performance, competitive technological advancements, the strength of domestic and international patent and other intellectual property rights held by us and others, market adoption rates, managing production and freight costs, and our ability to secure required capital to execute on our business plan and opportunities. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Visit us on Facebook https://www.facebook.com/EcoSmartSurfaceTechnologies

Contact Information

EcoSmart Surface and Coatings Technologies
Investor Relations:  Steven Malone (561) 328-6488 or info@ecosmartsurfaces.com